Exhibit 10.31

PURECYCLE TECHNOLOGIES, INC.

NOTICE OF GRANT OF NONQUALIFIED STOCK OPTION

(Employees)

PureCycle Technologies, Inc. (the “Company”) hereby grants to Optionee an Option Right (the “Option”) to purchase the number of shares of Common Stock set forth below under the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”). The Option is subject to all of the terms and conditions in this Notice of Grant of Nonqualified Stock Option (this “Grant Notice”), in the Nonqualified Stock Option Agreement attached hereto (the “Agreement”) and in the Plan. Capitalized terms used, but not otherwise defined, in this Grant Notice will have the meanings given to such terms in the Plan or Agreement, as applicable, and the Plan and Agreement are hereby incorporated by reference into this Grant Notice. If there are any inconsistences between this Grant Notice or the Agreement and the Plan, the terms of the Plan shall govern.

Optionee:	Michael Dee
Type of Grant:	Nonqualified Option Right
Date of Grant:	March 17, 2021
Number of Shares Subject to the Option:	429,185
Option Price (per share):	$28.90
Vesting Schedule:	Subject to the conditions set forth in the Agreement, including but not limited to Optionee’s continuous employment with the Company or a Subsidiary until the applicable vesting date, 1/3 of the Option shall vest and become exercisable on each of the first three anniversaries of the Date of Grant; provided, however, that the Option will not be exercisable prior to the listing of the shares of Common Stock underlying the Option on the Nasdaq Stock Market and the registration of the offer and sale of the shares of Common Stock underlying the Option with the Securities and Exchange Commission on a Form S-8.

PURECYCLE TECHNOLOGIES, INC.

Nonqualified Stock Option Agreement

PureCycle Technologies, Inc. (the “Company”) has granted, pursuant to the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”), to the Optionee named in the Notice of Grant of Nonqualified Stock Option (the “Grant Notice”) to which this Nonqualified Stock Option Agreement is attached (together with the Grant Notice, this “Agreement”) an Option Right (the “Option”) to purchase shares of Common Stock as set forth in such Grant Notice, subject to the terms and conditions set forth in this Agreement.

1.               Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.

2.               Grant of Option. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to Optionee, as of the Date of Grant, an Option to purchase the number of shares of Common Stock set forth in the Grant Notice at the Option Price specified therein. The Option Price represents at least the Market Value per Share on the Date of Grant. The Option is intended to be a nonqualified stock option.

3.               Vesting of Option.

(a)               Except as otherwise provided herein, the Option shall vest and become exercisable (“Vest,” or “Vested”) as set forth in the Grant Notice if Optionee remains in the continuous employment of the Company or a Subsidiary in accordance with the Vesting Schedule set forth in the Grant Notice (the period from the Date of Grant until the last vesting date of the Vesting Schedule, the “Vesting Period”). Any portion of the Option that does not become Vested will be forfeited, including, except as provided in Section 3(b) below, if Optionee ceases to be continuously employed by the Company or a Subsidiary prior to the end of the Vesting Period. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of Optionee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b)               Notwithstanding Section 3(a) above, the unvested portion of the Option (to the extent the Option has not been forfeited) shall Vest in full upon any termination of Optionee’s employment (i) by the Company without Cause, (ii) by Optionee for Good Reason, or (iii) as a result of Optionee’s death or Disability.

(c)               Notwithstanding Section 3(a) above, in the event of a Change in Control, the Option shall vest and become exercisable in accordance with Section 5 below.

4.            Right To Exercise; Termination of the Option. Any portion of the Option that becomes Vested in accordance with Section 3 shall remain exercisable until, and shall terminate on, the earliest of the following dates:

(a)               Three (3) months after any termination of Optionee’s employment, unless such termination of employment (i) is a result of a termination by the Company without Cause or by Optionee for Good Reason as described in Section 4(b), (ii) is due to Optionee’s death or Disability as described in Section 4(c) or 4(d), or (iii) is a result of a termination for Cause as described in Section 4(e);

(b)               Two (2) years after any termination of Optionee’s employment by the Company without Cause or by Optionee for Good Reason;

(c)               One (1) year after Optionee’s death if such death occurs while Optionee is employed by the Company or any Subsidiary;

(d)               One (1) year after Optionee’s termination of employment with the Company or a Subsidiary due to Disability;

(e)               The date of termination of Optionee’s employment by the Company or any Subsidiary for Cause; or

(f)                Seven (7) years from the Date of Grant.

For the avoidance of doubt, any portion of the Option that remains outstanding, whether or not Vested, will terminate immediately on the seventh anniversary of the Date of Grant.

5.            Effect of Change in Control.

(a)               Notwithstanding Section 3(a) above, if at any time before the end of the Vesting Period (or forfeiture of the Option), and while Optionee is continuously employed by the Company or a Subsidiary, a Change in Control occurs, then the Option will Vest in full (except to the extent that a Replacement Award is provided to Optionee in accordance with Section 5(b) to continue, replace or assume the Option covered by this Agreement (the “Replaced Award”)) immediately prior to (and contingent upon) the Change in Control.

(b)               For purposes of this Agreement, a “Replacement Award” means an award (i) of an option to purchase publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (ii) that has a value at the time of grant or adjustment at least equal to the value of the Replaced Award, (iii) if Optionee is subject to U.S. federal income tax under the Code, the tax consequences of which to such Optionee under the Code are not less favorable to such Optionee than the tax consequences of the Replaced Award, and (iv) the other terms and conditions of which are not less favorable to Optionee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent termination of employment or Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this paragraph are satisfied will be made by the Board or the Committee, as constituted immediately before the Change in Control, in its sole discretion.

6.               Exercise and Payment of Option. To the extent exercisable, the Option may be exercised in whole or in part from time to time and will be settled in Common Stock by Optionee giving written notice to the Company at its principal office specifying the number of shares of Common Stock for which the Option is to be exercised and paying the aggregate Option Price for such Common Stock. Payment of the Option Price by Optionee shall be (a) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (b) by the actual or constructive transfer to the Company of Common Stock owned by Optionee having a value at the time of exercise equal to the total Option Price, (c) subject to any conditions or limitations established by the Board or the Committee, by the withholding of Common Stock otherwise issuable upon exercise of the Option pursuant to a “net exercise” arrangement, (d) by a combination of such methods of payment, or (e) by such other methods as may be approved by the Board or the Committee.

7.                  Transferability, Binding Effect. Subject to Section 15 of the Plan, the Option is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and in no event shall the Option be transferred for value.

8.                  Certain Definitions.

(a)               “Cause” shall mean “Cause” (or a term of substantively similar meaning) as defined in an individual employment agreement then in effect between Optionee and the Company or any Subsidiary (an “Employment Agreement”) or as set forth in an executive severance plan in which Optionee participates, if any in each case, or, if Optionee does not then have an effective Employment Agreement or participate in such an executive severance plan (or such Employment Agreement or plan does not define “Cause”), then “Cause” shall mean (i) Optionee’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Optionee’s willful failure to comply with any valid and legal directive of the person to whom he reports; (iii) Optionee’s willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates; (iv) Optionee’s embezzlement, misappropriation, or fraud, whether or not related to Optionee’s employment with the Company or any Subsidiary; (v) Optionee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) Optionee’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (vii) Optionee’s material breach of any material obligation under this Agreement or any other written agreement between Optionee and the Company; or (viii) Optionee’s engagement in illegal conduct that brings the Company negative publicity or into public disgrace, embarrassment, or disrepute. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured (as reasonably determined by the Board in good faith), Optionee shall have thirty (30) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(b)               “Disability” (or similar terms) shall mean a circumstance in which Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months and otherwise satisfies the requirements to be disabled under Section 409A of the Code.

(c)               “Good Reason” shall mean “Good Reason” (or a term of substantively similar meaning) as defined in Optionee’s Employment Agreement or as set forth in an executive severance plan in which Optionee participates, if any, in each case, or, if Optionee does not then have an effective Employment Agreement or participate in such an executive severance plan (or such Employment Agreement or plan does not define “Good Reason”), then “Good Reason” shall mean without Optionee’s prior written consent: (i) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between Optionee and the Company or (ii) a material adverse change in the reporting structure applicable to Optionee. To terminate his employment for Good Reason, Optionee must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company must have at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Optionee does not terminate his employment for Good Reason within thirty (30) days after the expiration of the Company’s cure period, then Optionee will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

9.                  No Dividend Equivalents. Optionee shall not be entitled to dividends or dividend equivalents with respect to the Option or the Common Stock underlying the Option until such Common Stock is issued after the exercise of the Option (or portion thereof).

10.              Adjustments. The number of shares of Common Stock issuable subject to the Option and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 11 of the Plan.

11.              Taxes and Withholding. To the extent that the Company or any Subsidiary is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made to or benefit realized by Optionee or other person under the Option, Optionee agrees that the Company will withhold any taxes or other amounts required to be withheld by the Company under federal, state, local or foreign law as a result of such payment or benefit in an amount sufficient to satisfy the minimum statutory withholding amount permissible. To the extent that the amounts available to the Company or such Subsidiary for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that Optionee or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. In no event will the market value of Common Stock to be withheld pursuant to this Section 11 to satisfy applicable withholding taxes or other amounts exceed the minimum amount of taxes that could be required to be withheld. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Optionee with respect to any payment provided to Optionee hereunder, and Optionee shall be responsible for any taxes imposed on Optionee with respect to any such payment.

12.              Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law. The Option shall not be exercisable if such exercise would involve a violation of any law.

13.                 No Right to Future Awards or Employment. The Option award is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The Option award and any related payments made to Optionee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement will confer upon Optionee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate Optionee’s employment or adjust the compensation of Optionee.

14.              Relation to Other Benefits. Any economic or other benefit to Optionee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

15.              Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect Optionee’s rights with respect to the Option without Optionee’s consent, and Optionee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.

16.              Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.              Relation to Plan. The Option granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Optionee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).

18.              Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Option and Optionee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

19.              Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

20.              Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

21.              Acknowledgement. Optionee acknowledges that Optionee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

22.                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below.

PURECYCLE TECHNOLOGIES, INC.

By:	/s/ Michael Otworth

Name:	Michael Otworth
Title:	Chairman, Chief Executive Officer, and Director
Date:	March 17, 2021

Optionee Acknowledgment and Acceptance

By:	/s/ Michael Dee

Name:	Michael Dee
Date:	March 17, 2021